Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130565) pertaining to the 2005 Omnibus Long-Term Incentive Plan of Republic Property Trust of our report dated March 22, 2006, with respect to the consolidated financial statements and schedule of Republic Property Trust and the consolidated financial statements of RKB Washington Property Fund I L.P., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

McLean, Virginia
March 24, 2006